Cincinnati Bell Elects Two New Board Members;
Vice Chairman Jack Cassidy to Retire

CINCINNATI - October 14, 2013 - Cincinnati Bell Inc. (NYSE: CBB) today announced the election of Theodore H. Schell and Russel P. Mayer as directors of the company, effective October 10, 2013. In addition, Jack Cassidy, Vice Chairman of the Board, has notified the company that he intends to retire as a director, effective December 31, 2013.

“I’m delighted to welcome Ted Schell and Russ Mayer as new directors. They are both outstanding business leaders who will complement the composition of our board. I’d also like to thank Jack Cassidy for his many years of outstanding leadership at Cincinnati Bell,” said Ted Torbeck, Cincinnati Bell President and CEO.

Mr. Schell, 69, has more than 30 years of experience touching all major aspects of the telecommunications industry: wireless, wireline, CATV and a wide range of applications and technologies. Mr. Schell is a Managing Director at Associated Partners LP, a private equity firm investing primarily in telecommunications infrastructure. Prior to that, he was a General Partner at Apax Partners where he oversaw U.S. investments in telecommunications, wireless and related technology and applications companies. Before joining Apax, Mr. Schell served as Sprint Corporation’s Senior Vice President for Strategy and Corporate development. He was also a member of its Management Committee from 1989-2000. Mr. Schell has also served on the Boards of Directors of cellular, CATV, telecommunications value added services and technology companies.

Mr. Mayer, 60, is the former Executive Vice President, CIO & Quality Leader at GE Healthcare. Now retired after 37 years focused on information technology and business process improvement, Mr. Mayer brought leadership to large, global companies with more than 20 years experience as a CIO, as well as eight years leading Lean/Six Sigma, for GE companies such as GE Healthcare, GE Aviation, GE Transportation, the National Broadcasting Company, and GE Electrical Distribution & Control. Throughout his career, Mr. Mayer gained broad industry experience in diverse sectors of the economy including healthcare, aviation, locomotives, electrical distribution, lighting, entertainment, and steel.

Mr. Cassidy’s decision to retire as a director at the end of the year was prompted by his belief that the transition of responsibilities to Mr. Torbeck has gone very smoothly and is now complete. Mr. Torbeck succeeded Mr. Cassidy as president and chief executive officer on January 31, 2013.

About Cincinnati Bell
With headquarters in Cincinnati, Ohio, Cincinnati Bell (NYSE: CBB) provides integrated communications solutions-including local and long distance voice, data, high-speed Internet, entertainment, and wireless services-that keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world. In addition, enterprise customers across the United States rely on CBTS, a wholly-owned subsidiary, for efficient, scalable office communications systems and end-to-end IT solutions. Cincinnati Bell is the majority owner of CyrusOne (NASDAQ: CONE), which provides best-in-class data center colocation services to enterprise customers through its facilities with fully redundant power and cooling solutions that are currently located in the Midwest, Texas, Arizona, London, and Singapore. For more information, please visit www.cincinnatibell.com.

Cincinnati Bell Inc.
Investor contact:
Josh Duckworth, 513-397-2292
joshua.duckworth@cinbell.com
or
Media contact:
Angela Ginty, 513-397-7144
angela.ginty@cinbell.com